(As filed September 14, 2000)

                                                                File No. 70-9375

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                         Post-Effective Amendment No. 1
                                   ("POS-AMC")
                                       to
                                    FORM U-1
                           APPLICATION OR DECLARATION
                                    UNDER THE
                   PUBLIC UTILITY HOLDING COMPANY ACT OF 1935


                               IES UTILITIES INC.
                              Alliant Energy Tower
                            Cedar Rapids, Iowa 52401

           (Names of companies filing this statement and addresses of principal executive offices)

               ---------------------------------------------------

                           ALLIANT ENERGY CORPORATION
                 (Name of top registered holding company parent)

              ----------------------------------------------------

                                Edward M. Gleason
                         Vice President - Treasurer and
                               Corporate Secretary
                           Alliant Energy Corporation
                           222 West Washington Avenue
                          Madison, Wisconsin 53703-0192

                     (Name and address of agent for service)

              ----------------------------------------------------

     The Commission is requested to send copies of all notices, orders and communications in connection with this Application or Declaration to:

     Barbara J. Swan, General Counsel        William T. Baker, Jr., Esq.
        Alliant Energy Corporation             Thelen Reid & Priest LLP
        222 West Washington Avenue               40 West 57th Street
       Madison, Wisconsin 53703-0192           New York, New York 10019

ITEM 1.   DESCRIPTION OF PROPOSED TRANSACTION.
          -----------------------------------

          A.   Backround. IES Utilities Inc. ("IES") is a wholly-owned
               ---------
public-utility subsidiary of Alliant Energy Corporation ("Alliant Energy"), a registered holding company. At December 31, 1999, IES supplied electric service to approximately 345,000 customers and gas service to approximately 181,000 customers, all in Iowa. For the year ended December 31, 1999, IES had operating revenues of $800,696,000, of which $627,950,000 were derived from electric operations, $145,825,000 from gas operations, and $26,921,000 from steam and other operations. At December 31, 1999, IES had total assets of $1,755,808,000, including net utility and steam plant assets of $1,300,442,000.

          At June 30, 2000, IES's capitalization consisted of (1) 13,370,788 shares of common stock, all of which are held by Alliant Energy; (2) 366,406 shares of cumulative preferred stock, issued in three series and having an aggregate face amount equal to $18,320,000; and (3) $553,300,000 aggregate principal amount of long-term debt, as follows: (a) five series of collateral trust bonds totaling $234,400,000, (b) three series of first mortgage bonds totaling $111,000,000, (c) obligations with respect to tax-exempt bond financings totaling $22,900,000, (d) senior unsecured debentures totaling $135,000,000, and (e) subordinated debentures totaling $50,000,000. IES's capitalization at June 30, 2000, consisted of 52.8% common equity, 1.7% preferred stock and 46.0% long-term debt. IES's long-term secured debt is currently rated A+ by Standard & Poor's and A2 by Moody's.

          B.   Current Financing Authorization. By order dated November 25,
               -------------------------------
1998 (Holding Co. Act Release No. 26945) (the "Current Financing Order"), the Commission authorized IES to (1) issue and sell from time to time through December 31, 2000, in one or more series, any combination of (a) collateral trust bonds ("Trust Bonds"), (b) senior unsecured debentures ("Senior


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


Debentures"), and (c) unsecured subordinated debentures ("Subordinated Debentures"); and (2) enter into an agreement or agreements for the issuance and sale of one or more series of tax-exempt bonds ("Tax-Exempt Bonds") for the financing or refinancing of air and water pollution control facilities and sewage and solid waste disposal facilities ("Facilities"). As security for IES's obligations under any agreement relating to the Tax-Exempt Bonds, IES was also authorized to (1) issue its non-negotiable promissory note or notes to evidence the loan to IES of the proceeds of the Tax-Exempt Bonds by the issuer thereof,
(2) convey a subordinated security interest in any Facilities that are financed through the issuance of Tax-Exempt Bonds, (3) issue and pledge one or more new series of Trust Bonds, (4) acquire and deliver letters of credit guaranteeing payment of the Tax-Exempt Bonds and enter into reimbursement agreements with respect to any such letters of credit, (5) acquire insurance policies guaranteeing payment of the Tax-Exempt Bonds, and (6) provide a direct guarantee of payment of the principal of and premium, if any, and interest on the Tax-Exempt Bonds.

          Under the Current Financing Order, the aggregate principal amount of the Trust Bonds, Senior Debentures, Subordinated Debentures, and Tax-Exempt Bonds issued shall not exceed $200 million, provided that such amount excludes the principal amount of any Trust Bonds issued as collateral security for Tax-Exempt Bond obligations and any other forms of collateral related to the Tax-Exempt Bonds. The Current Financing Order provides that no series of Trust Bonds will be issued at rates in excess of the lower of 15% per annum or those rates generally obtainable at the time of pricing for first mortgage bonds having reasonably similar maturities, issued by companies of the same or reasonably comparable credit quality and having reasonable similar terms, conditions and features (the "Ceiling Rate"). Further, the Current Financing Order provides that no series of Senior Debentures or Subordinated Debentures


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


will be sold if their fixed interest rate or initial adjustable interest rate exceeds the Ceiling Rate. Reference is made to the Current Financing Order for a more complete description of the terms, conditions and limitations applicable to the Trust Bonds, Senior Debentures, Subordinated Debentures and Tax-Exempt Bonds.

          C.   Related Proceedings. IES's short-term borrowing needs are met
               -------------------
through borrowings under the Alliant Energy system utility money pool arrangement, as authorized in File No. 70-9317. See Holding Co. Act Release No. 26956 (Dec. 18, 1998). Alliant Energy, IES, and certain other Alliant Energy subsidiaries have filed a Post-Effective Amendment in that proceeding seeking an extension through June 30, 2004 in the authority of such companies to fund the system utility money pool through external borrowings by Alliant Energy and to make borrowings thereunder.

          D.   Specific Authorization Requested. In this Post-Effective
               --------------------------------
Amendment, IES requests an extension of the authorization period under the Current Financing Order from December 31, 2000 to June 30, 2004 ("Extended Authorization Period"). During the Extended Authorization Period, IES proposes to issue from time to time in one or more transactions Trust Bonds, Senior Debentures, and Subordinated Debentures and to enter into agreements with respect to Tax-Exempt Bonds in an aggregate principal amount not to exceed $200 million, provided that Trust Bonds issued as collateral for IES's obligations with respect to Tax-Exempt Bonds will not count against this limitation. All other terms, conditions, and limitations contained in the Original Financing Order, including but not limited to limitations on interest rates, maturities, and premiums paid upon redemption, will continue to apply.


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


ITEM 2.   FEES, COMMISSIONS AND EXPENSES.
          ------------------------------

          A statement of the fees, commissions and expenses incurred or to be incurred in connection with the transactions proposed herein will be filed by amendment.

ITEM 3.   APPLICABLE STATUTORY PROVISIONS.
          -------------------------------

          3.1  General. Sections 6(a), 7 and 32(h) of the Act and Rule 54
               -------
thereunder are applicable to the proposed issuance of the Trust Bonds, Senior Debentures, and Subordinated Debentures, to the guarantees and other forms of credit support issued with respect to the Tax-Exempt Bonds, and to the issuance of any promissory notes by IES to evidence borrowings of the proceeds of the Tax-Exempt Bonds.

          3.2  Rule 54 Analysis. The transactions proposed herein are also
               ----------------
subject to Section 32(h)(4) of the Act and Rule 54 thereunder. Rule 54 provides that, in determining whether to approve any transaction that does not relate to an "exempt wholesale generator" ("EWG") or "foreign utility company" ("FUCO"), as defined in Sections 32 and 33, respectively, the Commission shall not consider the effect of the capitalization or earnings of any subsidiary which is an EWG or FUCO upon the registered holding company system if paragraphs (a), (b) and (c) of Rule 53 are satisfied.

          Alliant Energy is in compliance with all requirements of Rule 53(a). Alliant Energy's "aggregate investment" (as defined in Rule 53(a)(1)(i)) in all EWGs and FUCOs at June 30, 2000 was $190 million, or about 15% of Alliant Energy's "consolidated retained earnings" ($1,243 million for the four quarters ended June 30, 2000 as defined in Rule 53(a)(1)(ii), and including Alliant Energy's accumulated other comprehensive income). In addition, Alliant Energy has complied and will comply with the record-keeping requirements of Rule 53(a)(2), the limitation under Rule 53(a)(3) on the use of the personnel of


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


Alliant Energy's domestic public utility subsidiaries to render services to EWGs and FUCOs, and the requirements of Rule 53(a)(4) concerning the submission of copies of certain filings under the Act to retail regulatory commissions. Finally, none of the circumstances described in Rule 53(b) has occurred or is continuing. Accordingly, Rule 53(c) is by its terms inapplicable. ITEM 4. REGULATORY APPROVALS.

          No state commission and no federal commission, other than this Commission, has jurisdiction over the proposed transactions.

ITEM 5.   PROCEDURE.
          ---------

          The Commission is requested to publish a notice under Rule 23 with respect to the filing of this Application/Declaration as soon as practicable. IES requests that the Commission's order approving the proposed transactions be issued as soon as practicable after the notice period and in any event not later than December 31, 2000. IES further requests that there should not be a 30-day waiting period between issuance of the Commission's order and the date on which the order are to become effective, hereby waives a recommended decision by a hearing officer or any other responsible officer of the Commission, and consents that the Division of Investment Management may assist in the preparation of the Commission's decision and/or orders, unless the Division opposes the matters proposed herein.

ITEM 6.   EXHIBITS AND FINANCIAL STATEMENTS.
          ---------------------------------

          A.   EXHIBITS.
               --------

               A       None.

               B       None.

               C       None.

               D       None.


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


               F       Opinion of Counsel. (To be filed by amendment).

               G-1 Financial Data Schedule for Alliant Energy Corporation (incorporated by reference to Exhibit 27.1 to Alliant Energy Corporation's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000, File No. 1-9894).

               G-2 Financial Data Schedule for IES Utilities Inc. (incorporated by reference to Exhibit 27.2 to IES Utilities Inc.'s Quarterly Report on Form 10-Q for the quarter ended June 30, 2000, File No. 0-4117-1).

               H-1     Form of Federal Register Notice.


          B.   FINANCIAL STATEMENTS.
               --------------------

               FS-1 Balance Sheet of IES Utilities Inc., as of December 31, 1999 (incorporated by reference to the Annual Report on Form 10-K of IES Utilities, Inc. for the year ended December 31, 1999) (File No. 0-4117-1).

               FS-2 Statement of Income of IES Utilities Inc., for the year ended December 31, 1999 (incorporated by reference to the Annual Report on Form 10-K of IES Utilities, Inc. for the year ended December 31, 1999) (File No. 0-4117-1).

               FS-3 Balance Sheet of IES Utilities Inc., as of June 30, 2000 (incorporated by reference to the Quarterly Report on Form 10-Q of IES Utilities, Inc. for the quarter ended June 30, 2000) (File No. 0-4117-1).

               FS-4 Statement of Income of IES Utilities Inc., for the period ended June 30, 2000 (incorporated by reference to the Quarterly Report on Form 10-Q of IES Utilities, Inc. for the quarter ended June 30, 2000) (File No. 0-4117-1).

               FS-5 Consolidated Balance Sheet of Alliant Energy Corporation as of December 31, 1999 (incorporated by reference to the Annual Report on Form 10-K of Alliant Energy Corporation for the year ended December 31, 1999) (File No. 1-9894).

               FS-6 Consolidated Statement of Income of Alliant Energy Corporation for the year ended December 31, 1999 (incorporated by reference to the Annual Report on Form 10-K of Alliant Energy Corporation for the year ended December 31, 1999) (File No. 1-9894).


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


               FS-7 Consolidated Balance Sheet of Alliant Energy Corporation as of June 30, 2000 (incorporated by reference to the Quarterly Report on Form 10-Q of Alliant Energy Corporation for the quarter ended June 30, 2000) (File No. 1-9894).

               FS-8 Consolidated Statement of Income of Alliant Energy Corporation for the period ended June 30, 2000 (incorporated by reference to the Quarterly Report on Form 10-Q of Alliant Energy Corporation for the quarter ended June 30, 2000) (File No. 1-9894).

ITEM 7.   INFORMATION AS TO ENVIRONMENTAL EFFECTS.
          ---------------------------------------

          None of the matters that are the subject of this Application or Declaration involve a "major federal action" nor do they "significantly affect the quality of the human environment" as those terms are used in section 102(2)(C) of the National Environmental Policy Act. The transaction that is the subject of this Application or Declaration will not result in changes in the operations of the Applicant that will have an impact on the environment. The Applicant is not aware of any federal agency that has prepared or is preparing an environmental impact statement with respect to the transactions that are the subject of this Application or Declaration.


                                   SIGNATURES

          Pursuant to the requirements of the Public Utility Holding Company Act of 1935, as amended, the undersigned company has duly caused this Post-Effective Amendment filed herein to be signed on its behalf by the undersigned thereunto duly authorized.

                                        IES UTILITIES INC.

                                        By: /s/ Edward M. Gleason
                                           ------------------------------------
                                           Name:  Edward M. Gleason
                                           Title: Vice President - Treasurer and
                                                  Corporate Secretary

Date:  September 14, 2000


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